The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 6, 2015

Filed pursuant to Rule 424(b)(4)
Registration Statement No.  333-196957

Prospectus Supplement
(To Prospectus dated July 3, 2014)

$10,000,000

CYREN Ltd.

$               per share

We are offering $10,000,000 of ordinary shares, par value NIS 0.15 per share, pursuant to this prospectus supplement and the accompanying prospectus. Our ordinary shares are listed on the NASDAQ Capital Market, or NASDAQ, and the Tel Aviv Stock Exchange, or TASE, under the symbol “CYRN.” On August 5, 2015, the last reported per share sale price of our ordinary shares on NASDAQ was $2.05 and the last reported per share sale price on the TASE was NIS 8.01 per share (or $2.10 per share, based on the exchange rate between the U.S.  dollar and the NIS published by the Bank of Israel on August 5, 2015).

Investing in our ordinary shares involves a high degree of risk.  See “Risk Factors” beginning on page S-6 of this prospectus supplement.  You should review carefully the risks and uncertainties described under the heading “Risk Factors” on Page S-6 of this prospectus supplement and on Page 2 of the accompanying prospectus and under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014 that is incorporated by reference into this prospectus supplement.

	Per Share		Total
Public offering price	$	________	$	________
Underwriting discount (1)	$	________	$	________
Proceeds, before expenses, to CYREN Ltd.	$	________	$	________

(1)
In addition to the underwriting discount, we have agreed to pay up to $70,000 of the fees and expenses of the underwriter in connection with this offering, which includes the fees and expenses of the underwriter’s counsel.  See “Underwriting” for more information.

We have granted the underwriter an option to purchase up to an additional        ordinary shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

As of March 31, 2015, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $79,538,803 based on 31,424,294 outstanding ordinary shares, of which 5,431,221 shares are held by affiliates, and a price of $3.06 per share, which was the last reported sale price of our ordinary shares on NASDAQ on April 2, 2015.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The underwriter expects to deliver shares on or about August        , 2015, subject to customary closing conditions.

Craig-Hallum Capital Group

The date of this prospectus supplement is August        , 2015

Table of contents

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 (Registration File No. 333-196957) that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  Under this shelf registration process, we may, from time to time, sell our ordinary shares, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $50,000,000.

This document is in two parts.  The first part is the prospectus supplement, including the documents incorporated by reference, which describe the specific terms of this offering.  The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the ordinary shares being offered under this prospectus supplement.  This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate as of any date other than the date on the front of the applicable document or that any information we have incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.  You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled “Where you can find additional information.”

As used in this prospectus, "CYREN," "we," "our" “the Company” and "us" refer to CYREN Ltd., unless stated otherwise or the context requires otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  This summary may not contain all the information that you should consider before investing in our ordinary shares.  You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.  This prospectus supplement may add to, update or change information in the accompanying prospectus.

Our Business

Overview

CYREN is a global leader in information security solutions for protecting web, email and mobile transactions. We are a pioneering Security-as-a-Service provider of integrated cloud-based security technology, with cost-effective, easily deployed solutions that mitigate modern cyber-threats, advanced malware attacks, information leaks, legal liability of our customers and productivity loss through the application of cyber intelligence.

Organizations rely on the Internet and email to conduct business, and frequently send critical or confidential information outside their network perimeter as part of established business processes. At the same time, a fundamental shift in the sources of cyber-crime, from hackers to organized crime and nation-states, combined with the emergence of international data trafficking and sophisticated advanced persistent threats, or APTs, is powering an unprecedented wave of targeted, malicious attacks – all designed to steal valuable information.  The growth of business-to-business Internet-based collaboration, in conjunction with the consumerization of Information Technology (“IT’) and the associated adoption of mobile devices and unmanaged Internet-based applications, has proliferated sensitive data and reduced the effectiveness of many existing security products. These factors all contribute to an increasing number of severe data breaches and expanding regulatory mandates, all of which accelerate demand for an effective security solutions. The confluence of these trends drives the need for unified, organization-wide web and email security solutions that address the dynamic nature of web content and cyber-threats.

As a leading provider of cloud-based security solutions that deliver powerful protection through the application of global cyber intelligence, CYREN’s easily deployed web, email, and antimalware products deliver uncompromising protection in both embedded and security-as-a-service models. Organizations rely on CYREN cloud-based cyber threat detection and proactive security analytics to provide up-to-date spam classifications, URL categorization and malware detection services. The CYREN cyber intelligence platform applies unique analysis and detection technologies to protect more than 600 million users in 200 countries.

As a trusted technology partner, CYREN delivers security services to a wide array of customers and original equipment manufacturers, or OEMs, and service provider distribution partners including; network and security vendors offering content security gateways, unified threat management, or UTM, solutions, network appliances, antivirus solutions and to service providers such as Software-as-a-Service vendors, web hosting providers and Internet service providers. CYREN partners with customers to ensure success at both the technical and sales levels.

CYREN provides a purpose-built, global cloud-based security service that delivers real-time protection to enterprises facing the next generation of cyber-attacks. Our technology approach represents a paradigm shift versus how IT security has been conducted since the earliest days of the information technology industry.

The core of our purpose-built, cloud-based cyber security platform are the CYREN GlobalView™ Cloud and patented Recurrent Pattern Detection™, or RPD™, technologies, which identify and protect against known and unknown threats that traditional signature-based technologies are unable to detect.

The GlobalView Cloud infrastructure has operated for over 16 years and is built from multiple high-availability data centers deployed worldwide. Global points of presence ensure low latency for queries, as well as local data handling where required by country-specific legislation. End user traffic may be routed to the cloud for protection using a variety of options. For example, all organizational traffic may be directed using proxy-chaining, port forwarding, or GRE tunneling. Alternatively, for roaming users, PAC (Proxy Auto Config) files may be used. CYREN also supports smartphones and tablets with a range of solutions for Android and iOS operating systems, with mobile users’ traffic routed through the closest secure VPN tunnel.

Preliminary Second Quarter 2015 Results of Operations

Although our financial results for the three months ended June 30, 2015 are not yet finalized, the following information reflects our preliminary expectations with respect to such results based on information currently available to management:

•
We expect to report total GAAP revenue between $6.7 million and $6.8 million for the three months ended June 30, 2015, compared to $7.0 million for the first quarter of 2015 and $8.3 million for the second quarter of 2014. The anticipated decrease in GAAP revenue compared to the first quarter of 2015 is mainly due to the continued weakness in the Euro and lower renewals of antispam services from some OEM customers. The decrease compared to the second quarter of 2014 is mainly due to the currency exchange rate fluctuations, particularly the 19% decline in the Euro exchange rate during the last year, and due to several contract terminations in Europe during the second half of 2014. Approximately 40% of our revenues are generated in Euros.

•
We expect to report GAAP net loss between ($0.6 million) and ($0.7 million) for the three months ended June 30, 2015, compared to ($1.7 million) for the first quarter of 2015 and ($2.0 million) for the second quarter of 2014.

•
The cash balance as of June 30, 2015 was $7.9 million compared to $8.5 million as of March 31, 2015.  Total cash burn during the second quarter was $0.6 million compared with $2.6 million during the first quarter of 2015.

Corporate Information

We were incorporated as a private company under the laws of the State of Israel on February 10, 1991 and our legal form is a company limited by shares.  We became a public company on July 15, 1999 under the name Commtouch Software Ltd.  In January 2014, we changed our legal name to CYREN Ltd.

Our principal executive offices are located at 1 Sapir Rd., 5th Floor, Beit Ampa, P.O. Box 4014, Herzliya, 46140 Israel, where our telephone number is 972–9–863–6888.  Our Amended and Restated Articles of Association, or Articles of Association, are on file in Israel with the office of the Israeli Registrar of Companies and available for public inspection at that office.

Our authorized agent in the United States is our subsidiary, CYREN Inc. located at 7925 Jones Branch Drive, Suite 5200, McLean, Virginia 22102.  Our Internet website can be found at http://www.cyren.com. The information found on our Internet site is not part of this prospectus supplement.

THE OFFERING

Issuer	CYREN Ltd.

Ordinary shares offered by us	shares ( if the underwriter's over-allotment option is exercised in full)

Ordinary shares to be outstanding after completion of this offering	shares

Use of proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including research and development, sales and marketing, and working capital.  See “Use of Proceeds” on page S-24 of this prospectus supplement.

NASDAQ and TASE Stock Exchange Symbol	CYRN

Risk factors
Our business and an investment in our ordinary shares involve significant risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 2 of the accompanying prospectus and under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014 that is incorporated by reference into this prospectus supplement.

Except as otherwise indicated, all information in this prospectus supplement is based on 32,687,288 ordinary shares issued and 31,424,294 ordinary shares outstanding as of March 31, 2015 and excludes, as of March 31, 2015, the following:

•	5,784,353 ordinary shares issuable upon the exercise of outstanding stock options, having a weighted average exercise price of $2.94 per share;
•	1,191,435 shares available for future issuance under our compensation plans; and
•	1,670,128 ordinary shares issuable upon the exercise of outstanding warrants with an exercise price of $3.08 per share.
Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriter does not exercise its over-allotment option.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated herein by reference contain, or will contain, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to business conditions and growth or deterioration in the Internet market, commerce and the general economy, both domestic as well as international; fewer than expected new-partner relationships; competitive factors including pricing pressures, technological developments and products offered by competitors; the availability of resources from suppliers and other third parties; the ability of our OEM partners to successfully penetrate markets with products integrated with CYREN technology; a slower-than-expected acceptance rate for our newer product offerings; availability of qualified staff; technological difficulties and resource constraints encountered in developing new products, and estimates of our cash expenditures for the next 12 to 36 months. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus supplement and the accompanying prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward- looking statements. You should consider these Risk Factors, as well as any Risk Factors that we include in any of our future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk.  You should carefully consider the risks and all other information contained in this prospectus supplement and the accompanying prospectus, including the risk factors in the section entitled “Risk Factors” in the accompanying prospectus and in the documents incorporated by reference herein and therein.  You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Business Risks

If the Internet security market does not accept our cloud-based product offerings, our sales will not grow as quickly as anticipated, or at all, and our business, results of operations and financial condition would be harmed.

We are seeking to exploit our cloud-based security platform, CYREN Web Security ("CWS"), to disrupt the Internet security market and our historic business model. Our success will depend to a substantial extent on the willingness of enterprises, large and small, to increase their use of cloud computing services. The market for messaging security and compliance solutions delivered as a service in particular is at an early stage relative to on-premise solutions, and these applications may not achieve and sustain high levels of demand and market acceptance.

Historically, companies have used signature-based security products, such as firewalls, intrusion prevention systems, or IPS, anti-virus, or AV, and web and messaging gateways, for their IT security. These enterprises may be hesitant to purchase our cloud-based security offering if they believe that our signature-based products or those of our competitors are more cost-effective, provide substantially the same functionality or otherwise provide a sufficient level of IT security. Many enterprises have invested substantial personnel and financial resources to integrate traditional enterprise software or hardware appliances for these applications into their businesses, and currently, most enterprises have not allocated a fixed portion of their budgets to protect against next-generation advanced cyber attacks. As a result, to expand our customer base, we need to convince potential customers to allocate a portion of their discretionary budgets to purchase our products and services. If we do not succeed in convincing customers that our offerings should be an integral part of their overall approach to IT security, our sales will not grow as quickly as anticipated, or at all, which would have an adverse impact on our business, results of operations and financial condition.

In addition, many enterprises may be reluctant or unwilling to use cloud computing services because they have concerns regarding the risks associated with its reliability and security, among other things, of this delivery model, or its ability to help them comply with applicable laws and regulations. If enterprises do not perceive the benefits of this delivery model, then the market for our services and our sales would not grow as quickly as we anticipate or at all and our business, results of operations and financial condition would be harmed.

If the market does not continue to respond favorably to our traditional Internet security solutions, including our cloud-based CYREN EmailSecurity, CYREN WebSecurity, embedded antispam solutions, embedded antivirus, embedded Uniform Resource Locator (URL) filtering solutions or our future solutions do not gain acceptance, we will fail to generate sufficient revenues.

Our success depends on the continued acceptance and use of our traditional Internet security solutions by current and new businesses, OEMs, and service provider customers, plus the interest of such customers in our newest offerings. We have been selling our inbound anti-spam products for over ten years, our Zero-Hour™ virus outbreak detection product for approximately nine years, our GlobalView™ Mail Reputation perimeter defense solution for approximately eight years, our URL filtering solutions for over six years, our outbound spam solution for approximately four years and the CYREN Antivirus solution for over five years.

As the markets for messaging, antivirus and web security products continue to mature and consolidate, we are seeing increasing competitive pressures and demands for even higher quality products at lower prices. This increasing demand comes at a time when Internet security threats are more varied and intensive, challenging top end solutions to keep their performance at an industry-acceptable level of accuracy. If our solutions do not continue to evolve to meet market demand, or newer products on the market prove more effective, our business could fail. Also, if growth in the markets for these solutions begins to slow, our business, results of operations and financial condition will suffer dramatically.

If we are unable to effectively integrate past and future acquisitions and investments, our business operations and financial results will suffer.

Our success will depend, in part, on our ability to expand our service and product offerings and grow our business in response to changing technologies, customer demands and competitive pressures. In some circumstances, we may decide to do so through the acquisition of complementary businesses and technologies rather than through internal development, including, for example, our 2012 acquisition of the antivirus business of the Icelandic company, Frisk Software International and the German Internet security company eleven GmbH.

If we encounter further difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of these companies or any other company that we acquire, the revenue and operating results of the combined company could be adversely affected. The risks we face in connection with acquisitions include:

•	disruption of our ongoing business, diversion of resources, increased expenses and distraction of our management from operating our business to addressing acquisition integration challenges;

•	additional legal and regulatory compliance;

•	cultural challenges associated with integrating employees from the acquired companies into our organization;

•	inability to retain key employees from the acquired companies;

•	inability to strengthen our competitive position, achieve our strategic goals, generate sufficient financial return to offset acquisition costs or realize the expected benefits of the acquisition;

•
failure to identify significant problems or liabilities, including liabilities resulting from the acquired companies’ pre-acquisition failure to comply with applicable laws, during our pre-acquisition due diligence;

•	entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•	difficulties in, or inability to, successfully sell any acquired products or services;

•	coordination of research and development, sales and marketing, accounting, human resources and other general and administrative systems;

•	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from the acquisitions;

•
liability for activities of the acquired companies before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and litigation; and

•	unanticipated write-offs or charges.

The occurrence of any of these risks could have a material adverse effect on our business operations and financial results.

We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.

The market for security products and services is intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent new product introductions and improvements. We anticipate continued challenges from current competitors, which in many cases enjoy greater resources than us, as well as by new entrants into the industry. If we are unable to anticipate or effectively react to these competitive challenges, our competitive position could weaken, and we could experience a decline in our revenue that could adversely affect our business and results of operations.

Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•	greater name recognition and larger customer bases;

•	larger sales and marketing budgets and resources;

•	broader distribution and established relationships with channel and distribution partners and customers;

•	greater customer support resources;

•	direct selling to end users;

•	lower labor and research and development costs; and

•	substantially greater financial, technical and other resources.

In addition, some of our larger competitors have substantially broader product offerings and may be able to leverage their relationships with distribution partners and customers based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, subscriptions and services, including by selling at zero or negative margins, product bundling or offering closed technology platforms. Some of our competitors also sell directly to end users and, therefore, have a larger addressable market.

Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. As a result, even if the features of our offerings are superior, customers may not purchase our services or products. In addition, innovative start-up companies, and larger companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our product and services. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected.

Some of our competitors have acquired businesses that may allow them to offer more directly competitive and comprehensive solutions than they had previously offered. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and end user needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisitions or other opportunities more readily, or develop and expand their product and service offerings more quickly than we can. Due to various reasons, organizations may be more willing to incrementally add solutions to their existing security infrastructure from competitors than to replace it with our solutions. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer orders, reduced revenue and gross margins, and loss of market share. Any failure to meet and address these factors could seriously harm our business and operating results.

Also, many of our smaller competitors that specialize in providing protection from a single type of business security threat may deliver these specialized business security products to the market more quickly than we can or may introduce innovative new products or enhancements before we do. Conditions in our markets could change rapidly and significantly as a result of technological advancements.

If we are unable to enhance our existing solutions and develop new solutions, our growth will be harmed.

Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to enhance and improve our existing solutions and to introduce new solutions. The success of any enhancement or new solution depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or solution. Any enhancement or solution we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenue. If we are unable to successfully develop or acquire new solutions or enhance our existing solutions to meet customer requirements, we may not grow as expected.

We cannot be certain that our development activities will be successful or that we will not incur delays or cost overruns. Furthermore, we may not have sufficient financial resources to identify and develop new technologies and bring enhancements or new solutions to market in a timely and cost-effective manner. New technologies and enhancements could be delayed or cost more than we expect, and we cannot ensure that any of these solutions will be commercially successful if and when they are introduced.

Adverse conditions in the US, Israeli and global financial markets could have a material adverse effect on our business, operating results and financial condition.

Our financial performance depends, in part, on the state of the economy, which deteriorated in the recent broad recession, and which may further deteriorate in the future. Challenging economic conditions worldwide have from time to time contributed, and may continue to contribute, to slowdowns in the information technology industry, resulting in reduced demand for our solutions as a result of continued constraints on IT-related capital spending by our customers and increased price competition for our solutions.

If the economies of countries in which our customers and potential customers are located continue to be weak or weaken further, our customers may reduce or postpone their spending significantly. This could result in reductions in sales of our services and longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end user market could negatively affect the cash flow of our OEM and service provider partners, distributors and resellers who could, in turn, delay paying their obligations to us. This would increase our credit risk exposure and cause delays in our recognition of revenues on future sales to these customers. Specific economic trends, such as declines in the demand for PCs, servers, and other computing devices, or weakness in corporate information technology spending, could have a more direct impact on our business. Any of these events would likely harm our business, operating results and financial condition.

If the perceived general level of advanced cyber attacks declines, demand for our solutions may decrease, our cost of doing business may increase and our business could be harmed.

Our business is substantially dependent on enterprises recognizing that advanced cyber attacks are pervasive and are not effectively prevented by legacy security solutions. High visibility attacks on prominent enterprises and governments have increased market awareness of the problem of advanced cyber attacks and help to provide an impetus for enterprises to devote resources to protecting against advanced cyber attacks, such as purchasing our services and products and broadly deploying our services and products within their organizations. If advanced cyber attacks were to decline, or enterprises perceived that the general level of advanced cyber attacks have declined, our ability to attract new customers and expand our offerings within existing customers could be materially and adversely affected. A reduction in the threat landscape could increase our sales cycles and harm our business, results of operations and financial condition.

In addition, various state legislatures have enacted laws aimed at regulating the distribution of unsolicited email. These and similar legal measures, both in the United States and worldwide, may have the effect of reducing the amount of unsolicited email and malicious software that is distributed and hence diminish the need for our Internet security solutions. Any such developments would have an adverse impact on our revenues.

We depend upon OEM partners, service providers and resellers to sell all of our products, and if our partners fail to perform, our ability to sell and distribute our products and services will be limited, and our operating results will be harmed.

We expect to continue to be dependent upon OEM partners and service providers for a significant portion of our revenues, which will be derived from sales of our messaging, antivirus and web security solutions. We also expect resellers to become important in the distribution of our newer cloud-based Internet security solutions such as CYREN WebSecurity.

We anticipate that in the future we will derive a substantial portion of the sales of CWS through channel partners. In order to scale our channel program to support growth in our business, it is important that we help our partners enhance their ability to independently sell and deploy our solutions. We may be unable to successfully expand and improve the effectiveness of our channel sales program.

Our operating results and financial condition may be materially adversely affected if:

•	anticipated orders or payments from these customers fail to materialize;

•	our customers cease the promotion of our business or begin to promote additional solutions;

•	our customers are acquired by larger companies who may have other relationships or technologies that lead to the displacement or termination of CYREN contracts;

•	our customers do not live up to their contractual agreements or fail to pay for services rendered; or

•	our customers’ businesses fail.

If we are unable to maintain our relationships with these channel partners, or otherwise develop and expand our indirect distribution channel, our business, results of operations, financial condition or cash flows could be adversely affected.

Our quarterly operating results may fluctuate, which could adversely affect the value of your investment.

Our revenues and operating results could vary significantly from period to period as a result of a variety of factors, many of which are outside of our control. As a result, comparing our revenues and operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. We may not be able to accurately predict our future revenues or results of operations. We base our current and future expense levels on our operating plans and sales forecasts, and our operating costs are relatively fixed in the short-term. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. In addition, we recognize revenues from sales to some customers or resellers when cash is received, which may be delayed because of issues with those customers or resellers. If our revenues or operating results fall below the expectations of investors or any securities analysts that cover our stock, the price of our ordinary shares could decline substantially.

A number of factors, many of which are enumerated in this “Risk Factors” section, are likely to cause fluctuations in our operating results or cause our share price to decline. These factors include:

•
our ability to successfully market both our traditional messaging, antivirus and web security solutions and our newer cloud-based Internet security solutions in new markets, both domestic and international;

•	our ability to successfully develop and market new, modified or upgraded solutions, as may be needed;

•	the continued acceptance of our solutions by our current customer base;

•	our ability to expand our workforce with qualified personnel, as may be needed;

•	unanticipated bugs or other problems affecting the delivery of our solutions to customers;

•	the success of our customers’ sales efforts to their customer base;

•	the solvency of our customers and their ability to allocate sufficient resources towards the marketing of our solutions;

•	our customers’ ability to effectively integrate our solutions into their product offerings;

•	the substantial decrease in information technology spending;

•	the pricing of our solutions;

•	our ability to timely collect fees owed by our customers;

•	a renewed global slowdown;

•
sudden, dramatic fluctuations in exchange rates of currencies covering the fees we collect from our foreign customers versus the currencies utilized in our business (namely, the New Israeli Shekel, or NIS, the U.S. Dollar and Euro);

•
our ability to add cost-effective space and equipment to our current detection centers in a timely and effective manner to match the rate of growth in our business, plus our ability to build new, cost-effective detection centers as worldwide demand for our products may require; and

•	the effectiveness of our end user support, whether provided by our customers or directly by CYREN.

Our ability to continue to increase our revenues will depend on our ability to successfully execute our sales and business development plan.

The complexity of the underlying technological base of messaging, antivirus and web security solutions, and the current landscape of the markets, require highly trained sales and business development personnel to educate prospective resellers, OEM and service provider partners and customers regarding the use and benefits of our solutions. We continue to be substantially dependent on our sales force to obtain new customers and to drive additional use cases and adoption among our existing customers. We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business.

Our future success depends on our ability to sell additional solutions to our customers. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which our customers purchase additional solutions depends on a number of factors, including the perceived need for additional solutions, growth in the number of end users, and general economic conditions. If our efforts to sell additional solutions to our customers are not successful, our business, financial condition and/or results of operations may suffer.

We rely on our management team and other key employees and will need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our success is substantially dependent on our ability to attract, retain and motivate the members of our management team and other key employees throughout our organization. Competition for highly skilled personnel is intense, especially in Israel, Berlin, Reykjavík, Palo Alto, and the Washington D.C. metro area, where we have an office and a need for highly skilled personnel. We may not be successful in attracting qualified personnel to fulfill our current or future needs. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. Also, to the extent we hire employees from mature public companies with significant financial resources, we may be subject to allegations that such employees have been improperly solicited, that they have divulged proprietary or other confidential information or that their former employers own such employees’ inventions or other work product.

In addition, we believe that it is important to establish and maintain a corporate culture that facilitates the maintenance and transfer of institutional knowledge within our organization and also fosters innovation, teamwork, a passion for customers and a focus on execution. Our Chief Executive Officer and certain other key members of our management and finance teams have only been working together for a relatively short period of time. If we are not successful in integrating these key employees into our organization, such failure could delay or hinder our product development efforts and the achievement of our strategic objectives, which could adversely affect our business, financial condition and results of operations.

The loss of our software developers or senior operations personnel may also adversely affect the continued development and support of both our current messaging, antivirus and web security solutions and future solutions presently included in our roadmap for development, thereby causing our operating results to suffer and the value of your investment to decline.

We do not have employment agreements inclusive of set periods of employment with any of our key personnel. We cannot prevent them from leaving at any time. We do not maintain key-person life insurance policies, listing us as a beneficiary, on any of our employees. If one or more of our key employees resigns or otherwise ceases to provide us with their service, our business, financial condition and/or results of operations could be harmed.

Our business and operating results could suffer if we do not successfully address potential risks inherent in doing business overseas.

We market and sell our products throughout the world and have personnel in many parts of the world. In addition, we have sales offices and research and development facilities outside the United States and we conduct, and expect to continue to conduct, a significant amount of our business with companies that are located outside the United States, particularly in Israel, Asia and Europe. We also enter into strategic distributor and reseller relationships with companies in certain international markets where we do not have a local presence. If we are not able to maintain successful strategic distributor relationships internationally or recruit additional companies to enter into strategic distributor relationships, our future success in these international markets could be limited. Business practices in the international markets that we serve may differ from those in the United States and Israel and may require us in the future to include terms other than our standard terms in customer contracts, although to date we generally have not done so. To the extent that we enter into customer contracts in the future that include non-standard terms related to payment, warranties, or performance obligations, our operating results may be adversely impacted.

Additionally, our international sales and operations are subject to a number of risks, including the following:

•	greater difficulty in enforcing contracts and accounts receivable collection and longer collection periods;

•	the uncertainty of protection for intellectual property rights in some countries;

•	greater risk of unexpected changes in regulatory practices, tariffs, and tax laws and treaties;

•	risks associated with trade restrictions and foreign legal requirements, including the importation, certification, and localization of our products required in foreign countries;

•	the potential that our operations in Israel and the U.S. may limit the acceptability of our products to some foreign governments, and vice versa;

•
greater risk of a failure of foreign employees, partners, distributors, and resellers to comply with both U.S. and foreign laws, including antitrust regulations, and any trade regulations ensuring fair trade practices;

•
heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements;

•	the potential for acts of terrorism, hostilities or war;

•	increased expenses incurred in establishing and maintaining office space and equipment for our multinational operations;

•	greater difficulty in recruiting local experienced personnel, and the costs and expenses associated with such activities;

•	management communication and integration problems resulting from cultural and geographic dispersion;

•	fluctuations in exchange rates between the U.S. dollar, NIS and foreign currencies in markets where we do business; and

•	general economic and political conditions and uncertainties in these foreign markets.

These factors and other factors could harm our ability to gain future international revenues and, consequently, materially impact our business, operating results, and financial condition. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources.

Our web security solutions may be adversely affected if we are not able to receive sufficient components from third party suppliers.

Our web security solution relies in part on certain components supplied by third parties pursuant to contractual relationships. If these third parties breach their agreements with us, we may have difficulty in securing alternative sources for these components in a timely manner and thus our web security solution may not perform at the level we expect. If this were to occur, the effectiveness of this solution would drop, it would become less attractive to customers/potential customers and anticipated revenues could decline.

Technology Risks

We may not have the resources or skills required to adapt to the changing technological requirements and shifting preferences of our customers and their users.

The messaging, antimalware and web security industries are characterized by difficult technological challenges, sophisticated distributors of Internet security threats, multiple-variant viruses, advance persistent threats, unique phishing scams and constantly evolving malevolent software distribution practices and targets that could render our solutions and proprietary technology ineffective. Our success depends, in part, on our ability to continually enhance our existing messaging, antimalware and web security solutions and to develop new solutions, functions and technology that address the potential needs of prospective and current customers and their users.

Many of our end users operate in markets characterized by rapidly changing technologies and business plans, which require them to adapt to increasingly complex IT networks, incorporating a variety of hardware, software applications, operating systems and networking protocols. As their technologies and business plans grow more complex, we expect these customers to face new and increasingly sophisticated methods of attack. We face significant challenges in ensuring that our solutions effectively identify and respond to these advanced and evolving attacks without disrupting our customers’ network performance. As a result of the continued rapid innovations in the technology industry, including the rapid growth of smart phones, tablets and other devices and the trend of “bring your own device” in enterprises, we expect the networks of our end users to continue to change rapidly and become more complex.

We have identified a number of new products and enhancements to our platform that we believe are important to our continued success in the IT security market. For example, in February 2014, we announced the introduction of CWS, our first service launched through our cloud infrastructure that offers end users secure browsing from any device, anywhere. We may not be successful in developing and marketing, on a timely basis, such new products or enhancements or that our new products or enhancements will adequately address the changing needs of the marketplace. In addition, some of our new products and enhancements may require us to develop new architectures that involve complex, expensive and time-consuming research and development processes. Although the market expects rapid introduction of new products and enhancements to respond to new threats, the development of these products and enhancements is difficult and the timetable for commercial release and availability is uncertain, as there can be significant time lags between initial beta releases and the commercial availability of new products and enhancements. We may experience unanticipated delays in the availability of new products and enhancements to our platform and fail to meet customer expectations with respect to the timing of such availability. If we do not quickly respond to the rapidly changing and rigorous needs of our customers by developing, releasing and making available on a timely basis new products and enhancements to our services and products that can adequately respond to advanced threats and our customers’ needs, our competitive position and business prospects will be harmed. Furthermore, from time to time, we or our competitors may announce new products with capabilities or technologies that could have the potential to replace or shorten the life cycles of our existing services products. Announcements of new products could cause customers to defer purchasing our existing services or products.

Additionally, the process of developing new technology is expensive, complex and uncertain. The success of new products and enhancements depends on several factors, including appropriate component costs, timely completion and introduction, differentiation of new products and services from those of our competitors, and market acceptance. To maintain our competitive position, we must continue to commit significant resources to developing new products or services before knowing whether these investments will be cost-effective or achieve the intended results. We may not be able to successfully identify new product opportunities, develop and bring new products or services to market in a timely manner, or achieve market acceptance of our platform. Products and technologies developed by others may render our offerings obsolete or noncompetitive. If we expend significant resources on researching and developing products or services and such products and services are not successful, our business, financial position and results of operations may be adversely affected. We may not be able to use new technologies effectively or adapt to OEM, service provider, customer or end user requirements or emerging industry standards.

Our solutions may be adversely affected by defects or denial of service attacks, which could cause our OEM and service provider partners, customers or end users to stop using our solutions.

Our messaging, antimalware and web security solutions are based in part upon new and complex software and highly advanced computer systems. Complex software and computer systems can contain defects, particularly when first introduced or when new versions are released, and are possible targets for denial of service attacks instigated by “hackers”. Although we conduct extensive testing and implement Internet security processes, we may not discover defects or vulnerabilities in our software or systems that affect our new or current solutions or enhancements until after they are delivered. Although we have not experienced any material defects or vulnerabilities to date in our messaging, antimalware and web security offerings, it is possible that, despite testing by us, defects or vulnerabilities may exist in the solutions we provide. These defects or vulnerabilities could cause or lead to interruptions for customers of our solutions, resulting in damage to our reputation, legal risks, loss of revenue, delays in market acceptance and diversion of our development resources, any of which could cause our business, financial condition and/or results of operations to suffer.

Real or perceived defects, errors or vulnerabilities in our services or the failure of our services to block malware or prevent a security breach could harm our reputation and adversely impact our business, financial condition and results of operations.

Because our products and services are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by our end users. For example, from time to time, certain of our end users have reported defects in our products related to performance, scalability and compatibility that were not detected before offering the service. Additionally, defects may cause our products or services to be vulnerable to security attacks, cause them to fail to help secure networks or temporarily interrupt end users’ networking traffic. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect our end users’ networks. Furthermore, as a well-known provider of Internet security solutions, our networks, products, and services could be targeted by attacks specifically designed to disrupt our business and harm our reputation. Our data centers and networks may experience technical failures and downtime, may fail to distribute appropriate updates, or may fail to meet the increased requirements of a growing end user base, any of which could temporarily or permanently expose our end users’ networks, leaving their networks unprotected against the latest security threats.

Any real or perceived defects, errors or vulnerabilities in our services, or any other failure of our services to detect an advanced threat, could result in:

•	a loss of existing or potential customers or channel partners;

•	delayed or lost revenue;

•	a delay in attaining, or the failure to attain, market acceptance;

•
the expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work around errors or defects, to address and eliminate vulnerabilities, or to identify and ramp up production with alternative third-party manufacturers;

•	an increase in warranty claims, or an increase in the cost of servicing warranty claims, either of which would adversely affect our gross margins;

•	harm to our reputation or brand; and

•	litigation, regulatory inquiries or investigations that may be costly to address and further harm our reputation.

Data thieves are sophisticated, often affiliated with organized crime and operate large scale and complex automated attacks. In addition, their techniques change frequently and generally are not recognized until launched against a target. If we fail to identify and respond to new and complex methods of attack and to update our services to detect or prevent such threats in time to protect our end users’ systems, our business and reputation will suffer.

An actual or perceived security breach or theft of the sensitive data of one of our end users, regardless of whether the breach is attributable to the failure of our products or services, could adversely affect the market’s perception of our security offerings. Despite our best efforts, there is no guarantee that our products and services will be free of flaws or vulnerabilities, and even if we discover these weaknesses we may not be able to correct them promptly, if at all. Our end user customers may also misuse our products and services, which could result in a breach or theft of business data.

Our messaging, antimalware and web security solutions may be adversely affected if we are not able to receive a sufficient sampling of Internet traffic or our detection centers were to become unavailable.

Our messaging, antimalware and web security solutions are dependent, in part, on the ability of our detection centers to analyze, in an automated fashion, live feeds of Internet and web related traffic received through our services to customers and other contractual arrangements. If we were to suffer an unanticipated, substantial decrease in such traffic or our multiple detection centers become unavailable for any significant period, the effectiveness of our technologies would drop, our product offerings would become less attractive to customers/potential customers and revenues could decline.

False detection of applications, viruses, malware, spyware, vulnerability exploits, data patterns or URL categories could adversely affect our business.

Our classifications of application type, virus, malware, spyware, vulnerability exploits, data, or URL categories may falsely detect applications, content or threats that do not actually exist. This risk is heightened by the inclusion of a “heuristics” feature in our products, which attempts to identify applications and other threats not based on any known signatures but based on characteristics or anomalies which indicate that a particular item may be a threat. These “false positives”, while typical in our industry, may impair the perceived reliability of our products and may therefore adversely impact market acceptance of our services and products. If our services and products restrict important files or applications based on falsely identifying them as malware or some other item that should be restricted, this could adversely affect end users’ systems and cause material system failures. Any such false identification of important files or applications could result in damage to our reputation, negative publicity, loss of end users and sales, increased costs to remedy any problem, and costly litigation.

Our cloud-based SecaaS offerings are newer service offerings, so we may not see the customer traction in these offerings that we anticipate.

Security-as-a-Service (“SecaaS”) is a model of cloud-based services offerings. In February 2014, we released CWS, our cloud-based security service that provides end users secure browsing from any device, anywhere. CWS is our push into the cloud-based Internet security sector. The solutions we are promoting and will promote to this market will enable Internet security vendors and service providers to offer fully cloud-based, Internet security solutions to their customers, without the need for the integration of an embedded software development kit, or SDK, into their product offerings. Among other things, this cloud-based approach is intended to speed up the process of moving our solutions to market, and ease the integration burden for our customers.

In recent years, companies have begun to expect that key security software services, such as URL filtering, be provided through a SecaaS model. In order to provide CWS via a SecaaS deployment, we have made and will continue to make capital investments to implement this alternative business model, which could negatively affect our financial results. Even with these investments, the SecaaS business model for CWS may not be successful. Because of the newness of the technologies involved and the resulting learning curve required of all employees in the sale and support of the new offerings, we cannot be certain that we will convince potential customers of the benefits of these new offerings and sell them at the rate we anticipate. If we fall short of our expectations, and especially given the significant resources invested by us in bringing these new offerings to market, our financial results will suffer and the value of shareholder investments will decline.

If we fail to develop or protect our CYREN brand name, our business may be harmed.

In January 2014, we announced the Company would change its name from Commtouch to CYREN. We adopted our new name as we completed our transformation into a leading provider of cloud-based information security solutions that are specially designed to be deployed or private labeled by customers and partners alike. Developing and maintaining awareness and integrity of our company and our new brand are important to achieving widespread acceptance of our existing and future offerings and are important elements in attracting new customers. The importance of brand recognition will increase as competition in our market further intensifies. Successful promotion of our brand will depend on the effectiveness of our marketing efforts and on our ability to provide reliable and useful solutions at competitive prices. We plan to continue investing substantial resources to promote our brand, both domestically and internationally, but there is no guarantee that our brand development strategies will enhance the recognition of our brand. Some of our existing and potential competitors have well-established brands with greater recognition than we have. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain customers may be adversely affected. In addition, even if our brand recognition and loyalty increases, this may not result in increased use of our solutions or higher revenue.

Investment Risks

Our failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new services and products could reduce our ability to compete and could harm our business.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features to enhance our services and products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. For example, in July 2014, we completed a registered direct offering of 4,771,796 shares and warrants to purchase 1,670,128 Ordinary Shares with certain institutional investors in combinations consisting of one Ordinary Share and one warrant to purchase 0.35 of an Ordinary Share at an offering price per fixed combination of $2.41. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests and the per share value of our ordinary shares could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of ordinary shares, and we may be required to accept terms that restrict our ability to incur additional indebtedness or that otherwise restrict our ability to operate our business. We may also be required to take other actions that would otherwise be in the interests of the debt holders and force us to maintain specified liquidity or other ratios, any of which could harm our business, operating results, and financial condition. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected.

Our directors, executive officers and principal shareholders will be able to exert significant influence over matters requiring shareholder approval and could delay or prevent a change of control.

Our CEO, Lior Samuelson, is also Chairman of our Board of Directors. Our directors and affiliates of our directors and our executive officers (together known as “affiliated entities”), beneficially own, in the aggregate, approximately 20.6% of our outstanding ordinary shares as of March 31, 2015. Included in the calculation of voting power are options exercisable by the affiliated entities within 60 days thereof (with some having an exercise price greater than the market price of our shares as of March 31, 2015). If they vote together (especially if they were to exercise all vested options into shares entitled to voting rights in the Company), these shareholders will be able to exercise significant influence over many matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In this regard, we know of no shareholders or voting agreement between major shareholders or between such shareholders and directors or officers.

This concentration of ownership could also delay or prevent a change in control of CYREN. In addition, conflicts of interest may arise as a consequence of the significant shareholders control relationship with us, including:

•	conflicts between significant shareholders, and our other shareholders whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

•	conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by these shareholders, on the other hand; or

•	conflicts related to existing or new contractual relationships between us, on the one hand, and these shareholders, on the other hand.

Our Ordinary Shares often trade at different prices on NASDAQ and TASE.

Our ordinary shares are traded primarily on the NASDAQ Capital Market, or NASDAQ, and also on the Tel Aviv Stock Exchange, or TASE. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on NASDAQ, and NIS on the Tel Aviv Stock Exchange), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

Intellectual Property Risks

If we fail to adequately protect our intellectual property rights or face a claim of intellectual property infringement by a third party, we could lose our intellectual property rights or be liable for significant damages.

We regard our patented and patent pending technology, copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees and customers to protect our proprietary rights. See Item 4. Information on the Company, Intellectual Property in our Form 20-F for the year ended December 31, 2014 for information pertaining to our patent activities. We may seek to patent certain additional software or other technology in the future. Any such patent applications might not result in patents issued within the scope of the claims we seek, or at all.

Despite our precautions, unauthorized third parties may copy certain portions of our technology, reverse engineer or obtain and use information that we regard as proprietary or otherwise infringe or misappropriate our patent or our patent pending technology, trade secrets, copyrights, trademarks and similar proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Thus, our means of protecting our proprietary rights in the United States or abroad, as well as our financial resources, may not be adequate, and competitors may independently develop similar technology.

We cannot be certain that our Internet security solutions do not infringe issued patents in certain parts of the world. Therefore, other parties, whether in the United States or elsewhere, may assert infringement claims against us. We may also be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of copyrights, trademarks and other intellectual property rights of third parties by ourselves and our customers. Our customer agreements typically include indemnity provisions, so we may be obligated to defend against third party intellectual property rights infringement claims on behalf of our customers. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We may not have the proper resources in order to adequately defend against such claims.

Risks Relating to Operations in Israel

Conditions in Israel may limit our ability to develop and sell our products, resulting in a decline in revenues.

We are incorporated under the laws of the State of Israel. Our principal research and development facilities are located in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as incidents of civil unrest, and a number of state and non-state actors have publicly committed to its destruction. Political, economic and military conditions in Israel could directly affect our operations. We could be adversely affected by any major hostilities involving Israel, including acts of terrorism or any other hostilities involving or threatening Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation or a significant downturn in the economic or financial condition of Israel. Any on-going or future violence between Israel and the Palestinians, armed conflicts, terrorist activities, tension along the Israeli borders or with other countries in the region, including Iran, or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and could harm our results of operations.

Certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms, firms with large Israeli operations and others doing business with Israel and Israeli companies. In addition, such boycott, restrictive laws, policies or practices may change over time in unpredictable ways, and could, individually or in the aggregate, have a material adverse effect on our business in the future.

Some of our employees in Israel, including some of our executive officers, are obligated to perform annual military reserve duty in the Israel Defense Forces, depending on their age and position in the armed forces. Furthermore, they may be called to active reserve duty at any time under emergency circumstances for extended periods of time. For example, in 2014, six of our employees in Israel were called for active reserve duty, each serving for an average of approximately two weeks. Our operations could be disrupted by the absence, for a significant period, of one or more of our executive officers or key employees due to military service, and any significant disruption in our operations could harm our business.

Because a substantial portion of our revenues historically have been generated in U.S. dollars and the Euro, and a significant portion of our expenses have been incurred in NIS, our results of operations may be adversely affected by currency fluctuations.

We have generated a substantial portion of our revenues in U.S. dollars and Euros, and incurred a portion of our expenses, principally salaries and related personnel expenses in Israel in NIS. We anticipate that a significant portion of our expenses will continue to be denominated in NIS. As a result, we are exposed to risk to the extent that the value of the U.S. dollar decreases against the NIS and the Euro. In that event, the U.S. dollar cost of our operations will increase and our U.S. dollar-measured results of operations will be adversely affected. During 2014, the U.S. dollar value of operating costs denominated in NIS declined due to the appreciation of the U.S. dollar vs the NIS, and the U.S. dollar value of revenues denominated in Euro declined due to the appreciation of the U.S. dollar vs the Euro. During 2012 and 2013, the U.S. dollar value of operating costs denominated in NIS increased due to the depreciation of the U.S. dollar vs the NIS, and the U.S. dollar value of revenues denominated in Euro increased due to the depreciation of the U.S. dollar vs the Euro.

We cannot predict the trend for future years. Our operations also could be adversely affected if we are unable to guard against currency fluctuations in the future. To date, we have not engaged in any significant hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS. Foreign currency fluctuations, and our attempts to mitigate the risks caused by such fluctuations, could have a material and adverse effect on our results of operations and financial condition.

The government programs and benefits which we previously received require us to meet several conditions and may be terminated or reduced in the future.

Under the Law for the Encouragement of Industrial Research and Development 1984 (the “Research Law”), research and development programs approved by the Research Committee (the “Research Committee”) of the Office of the Chief Scientist at the Israeli Ministry of Economy (formerly named the Ministry of Industry, Trade & Labor), or OCS, are eligible for grants or loans if they meet certain criteria, in return for the payment of royalties from the sale of the product developed in accordance with the program and subject to other restrictions. In order to meet specified conditions in connection with grants and programs of the OCS, we have made representations to the Israel government about our Israeli operations. The grants we received under the Magnet program (as described below) require a minimum commitment of three years and we were required to share information with other companies and academics. Once a project (other than under the Magnet program) is approved, the OCS will award grants of up to 50% of the project’s expenditures in return for royalties, usually at the rate of 3% to 5% of sales of products and services based on or incorporating technology developed using grants or know-how deriving therefrom. For projects approved after January 1, 1999, the amount of royalties payable is up to a dollar-linked amount equal to 100% of such grants plus interest at LIBOR. The terms of Israeli Government participation also impose significant restrictions on manufacturing products developed with government grants outside of Israel. Such approval, if granted, is generally subject to an increase in royalty payments as well as an increase in the total amount to be repaid to the OCS to between 120% and 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel.

The Research Law also provides that know-how from the research and development, which is used to produce the OCS supported product or technology may not be transferred or licensed to Israeli third parties without the approval of the Research Committee. Until 2005, the Research Law stated that such know-how may not be transferred to non-Israeli third parties at all. An amendment to the Research Law has set forth certain exceptions to this rule; allowing, for example, transfer of OCS supported know-how in the context of the acquisition of the know-how or of the entire company by the foreign entity. Such transfer would require receiving approval of the Research Committee and making payment to the OCS with the amount of payment due depending upon the value of the transferred technology or know-how, the company's R&D expenses, the amount of OCS support, the time of completion of the OCS-supported research project and other factors. The maximum amount payable to the OCS upon transfer of know-how is limited to six (6) times the amounts granted by the OCS with respect to the know-how developed under all applicable OCS programs, plus annual interest, less royalties repaid. The OCS may approve a lower payment ceiling equal to three (3) times the aggregate amounts received from the OCS plus annual interest, if a certain number of R&D positions are maintained in Israel for a specified period. There can be no assurance that consent to transfer know-how abroad, if requested, will be granted or, if granted, that such consent will be on reasonable commercial terms. It is not just transfer of OCS funded know-how that is prohibited, but also transfer of know-how derived from research and development funded by the OCS as well as any rights in such know-how. These restrictions also apply to transfer of know-how developed within the context of a Magnet program abroad, other than to other members of the consortium. There is currently no mechanism for obtaining approval to license OCS funded know-how to a non-Israeli entity. Such restriction does not apply to exports from Israel of final products developed with such technologies.

If we fail to meet the conditions of the grants, including the maintenance of a material presence in Israel, or if there is any material deviation from the representations made by us to the Israeli government, we could be required to refund the grants previously received (together with an adjustment based on the Israeli consumer price index and an interest factor) and would likely be ineligible to receive OCS grants in the future.

The Company has received grants from the OCS for development of its products under three approved programs, in an aggregate amount of $2.56 million. Two of the programs, under which we received $1.38 million have been closed, and the Company is not required to report or pay royalties with respect to these programs. However, to the extent the Company will use, transfer or otherwise incorporate the know-how developed under the closed programs in any product, it would need to pay royalties to the OCS with respect to such programs at the rates detailed above. In addition, any transfer of know-how developed under the closed programs or of manufacturing rights with respect to such know-how will require the consent of the OCS and may require payment to the OCS as detailed herein. Under the active program, the Company received $1.18 million, and in July 2015 the Company recieved an approval from the OCS for a fourth grant in the amount of NIS 3,564,212 (approximately $0.95 million). The Company has not yet received any funds on account of this fourth grant.  As of August 4, 2015, we have paid the OCS $0.34 million in royalties under the active program, and royalties in the aggregate amount of $0.54 million under the three funded programs. As of August 4, 2015, we have a contingent obligation to the OCS in the total amount of $3.09 million under all three programs, of which a total of $2.18 million is attributed solely to the two abovementioned closed programs, for which the company is not required to repay its contingent obligation to the OCS, and will only be required to do so should it start manufacturing products under such programs or transfer its technology or know-how, or any part thereof, developed under these two programs. The Company has no intentions or plans to start manufacturing under these two programs or to transfer the technology or know-how thereto.  An additional amount of $0.9 million is attributed to the Company's active program, which constitutes the Company's sole contingent obligation to the OCS as of the date hereof.

In addition to the OCS programs described above, from 2012 to 2014 we participated in a research consortium in which high technology companies are members. This consortium was devoted to the development of generic technologies in the field of cyber security technologies. The OCS Magnet program sponsored this consortium. Under the terms of the Magnet program, the OCS contributed 66% of the consortium`s industry members’ research budget that the OCS approved and the consortium industry members contributed the remaining 34%. No royalties are payable to the OCS with respect to this funding. Expenses in excess of the approved budget were borne by the consortium members. Grants received by the Company under the Magnet program amounted to $0.26 million, $0.5 million and $0.52 million in the years 2012, 2013 and 2014, respectively. The Company considers this program to have ended as of December 31, 2014. The Company has not filed, and does not intend to file, for any additional funds under the Magnet program during 2015 or otherwise.

In general, any member of a consortium that develops technology in the framework of a consortium retains the intellectual property rights to this technology, but all other consortium members have the right to use and implement this technology without having to pay royalties to the developing consortium member, provided that the technology will not be transferred to any entity outside of the consortium. The terms of the program prohibit both the manufacture of products using technology developed in the context of the program outside of Israel and the transfer of technology developed under the program to any third party, without the prior written consent of the OCS and compliance with any applicable OCS or Research Law terms, as further detailed above.

None of our Intellectual Property described in this prospectus supplement was developed in the framework of the consortium, nor did we share with consortium members any Intellectual Property which is uniquely connected to our products and projects.

You may have difficulties enforcing a U.S. judgment against us and our executive officers and directors or asserting U.S. securities laws claims in Israel.

CYREN Ltd. is organized under the laws of Israel, and we maintain significant operations in Israel. In addition, a significant portion of our assets are located outside the United States. Service of process upon our non-U.S. resident directors and enforcement of judgments obtained in the United States against them and CYREN Ltd. may be difficult to obtain within the United States. It may be difficult to enforce civil causes of actions under U.S. securities law in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the substance of the applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. Furthermore, there is little binding case law in Israel addressing these matters.

Israeli courts might not enforce judgments rendered outside Israel which may make it difficult to collect on judgments rendered against us. Subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable only if it finds that (a) the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment; (b) the judgment may no longer be appealed; (c) the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and (d) the judgment is executory in the state in which it was given.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if (i) the judgment was obtained by fraud; (ii) there is a finding of lack of due process; (iii) the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel; (iv) the judgment is at variance with another judgment that was given in the same matter between the same parties and that is still valid; or (v) at the time the action was brought in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of CYREN Ltd., which could prevent a change of control and therefore depress the price of our shares.

Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires special approvals for transactions involving officers, directors or significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of our company or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

Your rights and responsibilities as a shareholder will be governed by Israeli law which differs in some respects from the rights and responsibilities of shareholders of U.S. companies.

We are incorporated under Israeli law. The rights and responsibilities of the holders of our ordinary shares are governed by our Articles of Association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the implications of these provisions that govern shareholders’ actions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

As a foreign private issuer whose shares are listed on NASDAQ, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Listing Rules.

Among other things, we may follow home country practice with regard to composition of our Board of Directors, or Board, and quorum requirements at shareholders’ meetings. In addition, we may follow our home country law, instead of the NASDAQ Listing Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity-based compensation plans, an issuance that will result in a change of control of the Company, certain transactions other than a public offering involving issuances of a 20% or more interest in the Company and certain acquisitions of the stock or assets of another company.

A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ, in advance, a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission or on its website each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement (see Item 16G. “Corporate Governance” of our Annual Report on Form 20-F for the year ended December 31, 2014, for a list of those home country practices followed by us). Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

Risks Related to This Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our ordinary shares to decline.

You will experience immediate and substantial dilution in the book value per ordinary share you purchase.

Because the estimated price per ordinary share being offered is substantially higher than the book value per our ordinary share, you will potentially suffer substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering.  Based on the estimated public offering price of $2.05 per share (the last reported per share sale price of our ordinary shares on NASDAQ on August 5, 2015), and the net tangible book value of the ordinary shares of $(0.04) per share as of March 31, 2015, if you purchase ordinary shares in this offering, you will suffer an estimated dilution of $1.83 per share, or 89.5%, in the net tangible book value of the ordinary shares.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders, including investors who purchase ordinary shares in this offering. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per share in this offering.

Our shareholders may be diluted by the exercise of outstanding options or warrants to purchase ordinary shares.

As of March 31, 2015, we have 5,784,353 ordinary shares issuable upon the exercise of outstanding stock options, at exercise prices ranging from $1.56 to $3.94 (with a weighted average exercise price of $2.94 per share) and outstanding warrants to purchase 1,670,128 ordinary shares at an exercise price of $3.08 per share. You may incur dilution upon the grant of shares upon exercise of such outstanding options or warrants.

A large number of shares may be sold in the market following this offering, which may depress the market price of our ordinary shares.

All of our ordinary shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act.  As a result, a substantial number of our ordinary shares may be sold in the public market following this offering, which may cause the market price of our ordinary shares to decline.  If there are more ordinary shares offered for sale than buyers are willing to purchase, then the market price of our ordinary shares may decline to a market price at which buyers are willing to purchase the offered ordinary shares and sellers remain willing to sell the shares.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of $10,000,000 of ordinary shares pursuant to this prospectus supplement will be approximately $      , or approximately $        , if the underwriter exercises its over-allotment in full. “Net proceeds” is what we expect to receive after paying the expenses of this offering, including the underwriting discounts and commissions, as described in “Underwriting” below, and other estimated offering expenses payable by us, which include legal, accounting and printing fees.

We intend to use the net proceeds from the sale of the ordinary shares offered under this prospectus supplement for general corporate purposes, including research and development, sales and marketing, and working capital.

Although we have identified some potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing instruments.

DIVIDEND POLICY

If we decide to distribute a cash dividend out of income that has been tax exempt due to an “approved enterprise” status under the Law for the Encouragement of Capital Investments, 5719-1959, the amount of cash dividend will be subject to corporate tax at the rate then in effect under Israeli law. We have never declared or paid cash dividends on our ordinary shares.  However, we have not adopted a policy not to pay cash dividends and therefore may declare a dividend in the future. Our current plans are to retain future earnings primarily to finance the development of our business and for other corporate purposes.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are traded on both the NASDAQ and the TASE under the symbol “CYRN.”

The following table sets forth, for the periods indicated, the high and low reported sales prices of our ordinary shares as reported by NASDAQ.

	High	Low
2010	$4.30	$2.64
2011	$4.05	$2.92
2012	$3.48	$1.98
2013	$3.99	$2.02
2014	$4.10	$1.40

Fiscal Year Ended December 31, 2013
1st Quarter	$3.99	$2.86
2nd Quarter	$3.25	$2.30
3rd Quarter	$3.30	$2.02
4th Quarter	$3.28	$2.52

Fiscal Year Ended December 31, 2014
1st Quarter	$4.10	$2.88
2nd Quarter	$3.78	$2.84
3rd Quarter	$3.03	$1.91
4th Quarter	$2.67	$1.40

Fiscal Year Ending December 31, 2015
1st Quarter	$3.25	$1.63
2nd Quarter	$3.57	$1.84
3rd Quarter (through August 5)	$2.17	$1.68

Most Recent Six Months:
February 2015	$3.25	$2.34
March 2015	$3.20	$2.41
April 2015	$3.44	$2.90
May 2015	$3.57	$2.47
June 2015	$2.50	$1.84
July 2015	$2.17	$1.68
August 2015 (through August 5)	$2.11	$2.04

The following table sets forth, for the periods indicated, the high and low reported sales prices of our ordinary shares as reported by TASE.  Sales prices on the TASE are reported in NIS.

	High	Low
2010	NIS 16.55	NIS 10.97
2011	NIS 14.47	NIS 10.87
2012	NIS 13.69	NIS 9.15
2013	NIS 14.50	NIS 8.24
2014	NIS 14.27	NIS 5.25

Fiscal Year Ended December 31, 2013
1st Quarter	NIS 14.50	NIS 10.51
2nd Quarter	NIS 11.82	NIS 9.90
3rd Quarter	NIS 12.15	NIS 8.24
4th Quarter	NIS 11.23	NIS 8.75

Fiscal Year Ending December 31, 2014
1st Quarter	NIS 14.27	NIS 9.96
2nd Quarter	NIS 12.67	NIS 9.62
3rd Quarter	NIS 10.33	NIS 7.65
4th Quarter	NIS 10.19	NIS 5.25

Fiscal Year Ending December 31, 2015
1st Quarter	NIS 12.52	NIS 6.50
2nd Quarter	NIS 13.93	NIS 6.89
3rd Quarter (through August 5)	NIS 8.02	NIS 6.72

Most Recent Six Months:
February 2015	NIS 12.45	NIS 9.00
March 2015	NIS 12.52	NIS 10.00
April 2015	NIS 13.55	NIS 11.73
May 2015	NIS 13.93	NIS 9.50
June 2015	NIS 9.78	NIS 6.89
July 2015	NIS 8.46	NIS 6.72
August 2015 (through August 5)	NIS 8.02	NIS 7.77

     On August 5, 2015, the last reported trading price of our ordinary shares was $2.05 on the NASDAQ and NIS 8.01 on the TASE. As of June 30, 2015 there were 34 holders of record of our ordinary shares.

MATERIAL U.S. FEDERAL AND ISRAELI INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares and ADSs by U.S. Holders, as defined below. This summary addresses solely U.S. Holders (defined below) who acquire our ordinary shares pursuant to this offering and who hold ordinary shares as capital assets for U.S. federal income tax purposes. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary does not address all U.S. federal income tax matters that may be relevant to a particular holder or all tax considerations that may be relevant with respect to an investment in our ordinary shares.

This summary is for general information only and does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, partnerships, dealers in securities, brokers, real estate investment trusts, certain former citizens or residents of the United States, persons who acquire our ordinary shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own (or are deemed to own, indirectly or by attribution) 10% or more of our shares or persons that generally mark their securities to market for U.S. federal income tax purposes). This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of an ordinary share that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust (1) if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is classified as a partnership for U.S. federal tax purposes holds ordinary shares, the United States federal tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Entities that are classified as partnerships for U.S. federal tax purposes and persons holding ordinary shares through such entities should consult their own tax advisors.

In General. The discussions under “- Distributions,” and under “- Sale, Exchange or Other Disposition of Ordinary Shares” below assumes that we will not be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. However, we have not determined whether we will be a PFIC in 2015, and it is possible that we will be a PFIC in 2015 or in any subsequent year. For a discussion of the rules that would apply if we are treated as a PFIC, see the discussion under “- Passive Foreign Investment Company Considerations.”

Distributions. We have no current plans to pay dividends. To the extent we pay any dividends, a U.S. Holder will be required to include in gross income as a taxable dividend the amount of any distributions made on our ordinary shares, including the amount of any Israeli taxes withheld, to the extent that those distributions are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distributions in excess of our earnings and profits will be applied against and will reduce the U.S. Holder’s tax basis in its ordinary shares and to the extent they exceed that tax basis, will be treated as gain from the sale or exchange of those shares. If we were to pay dividends, a dividend paid in NIS, including the amount of any Israeli taxes withheld, will be includible in a U.S. Holder’s income as a U.S. dollar amount calculated by reference to the exchange rate in effect on the date such dividend is received, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Holder generally will not recognize a foreign currency gain or loss. However, if the U.S. Holder converts the NIS into U.S. dollars on a later date, the U.S. Holder must include, in computing its income, any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the NIS into U.S. dollars. Such gain or loss will generally be ordinary income or loss and United States source for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisors regarding the tax consequences to them if we pay dividends in NIS or any other non-U.S. currency.

Subject to certain significant conditions and limitations, including potential limitations under the United States-Israel income tax treaty, any Israeli taxes paid on or withheld from distributions from us and not refundable to a U.S. Holder may be credited against the investor’s U.S. federal income tax liability or, alternatively, may be deducted from the investor’s taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Holder or withheld from amounts paid to a U.S. Holder that year. Dividends paid on the ordinary shares generally will constitute income from sources outside the United States and be categorized as “passive category income” or, in the case of some U.S. Holder, as “general category income” for U.S. foreign tax credit purposes.

Since the rules governing foreign tax credits are complex, U.S. Holder should consult their own tax advisor regarding the availability of foreign tax credits in their particular circumstances.

Dividends paid on our ordinary shares will not be eligible for the “dividends-received” deduction generally allowed to corporate U.S. Holder with respect to dividends received from U.S. corporations.

Distributions treated as dividends that are received by an individual U.S. Holder from “qualified foreign corporations” generally qualify for a reduced maximum tax rate so long as certain holding period and other requirements are met. Dividends paid by us in a taxable year in which we are not a passive foreign investment company or “PFIC” are expected to be eligible for the reduced maximum tax rate. However, any dividend paid by us in a taxable year in which we are a PFIC will be subject to tax at regular ordinary income rates. As mentioned above, we have not determined whether we are currently a PFIC or not.

Sale, Exchange or Other Disposition of Ordinary Shares. Subject to the discussion under “- Passive Foreign Investment Company Considerations” below, a U.S. Holder generally will recognize capital gain or loss upon the sale, exchange or other disposition of shares in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares exceeds one year. Preferential tax rates for long-term capital gain apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for U.S. foreign tax credit purposes.

U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of our ordinary shares.

Passive Foreign Investment Company Considerations. Special U.S. federal income tax laws apply to a U.S. Holder who owns shares of a corporation that was (at any time during the U.S. Holder’s holding period for the shares) a PFIC. We would be treated as a PFIC for U.S. federal income tax purposes for any tax year if, in such tax year, either:

•
75% or more of our gross income (including our pro rata share of gross income for any company, U.S. or foreign, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive (the “Income Test”); or

•
at least 50% of our assets, averaged over the year and generally determined based upon value (including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value), in a taxable year are held for the production of, or produce, passive income (the “Asset Test”).

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

If we are or become a PFIC, each U.S. Holder who has not elected to treat us as a qualified electing fund ( “QEF”) by making an election (a “QEF election”), or who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us with respect to our ordinary shares and upon disposition of our ordinary shares at a gain, be liable to pay U.S. federal income tax at the then prevailing highest tax rates on ordinary income plus interest on such tax, as if the distribution or gain had been recognized ratably over the taxpayer’s holding period for our ordinary shares. Indirect investments in a PFIC may also be subject to special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held our ordinary shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. Although we have no obligation to do so, we intend to comply with the applicable information reporting requirements for U.S. Holders to make a QEF election.

A U.S. Holder of PFIC shares which are traded on qualifying public markets, including the NASDAQ, can elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the U.S. Holder’s adjusted tax basis in the PFIC shares. Losses are allowed only to the extent of net mark-to-market gain previously included in income by the U.S. Holder under the election for prior taxable years.

Based on the projected composition of our income and value of our assets (determined using their fair market values), we do not currently expect to be a PFIC for our current taxable year and we do not anticipate being a PFIC in the foreseeable future. However, in light of the complexity of the PFIC rules, we cannot assure you that we have not been or are not a PFIC or will avoid becoming a PFIC in the future. If we are a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, our ordinary shares will continue to be treated as interests in a PFIC with respect to that U.S. Holder for all succeeding taxable years during which that U.S. Holder holds our ordinary shares (subject to specified exceptions for U.S. Holders who made a QEF or mark-to-market election) unless we cease to be a PFIC and that a U.S. Holder makes a “deemed sale” election with respect to the ordinary shares. If a U.S. Holder makes a deemed sale election, such U.S. Holder will be deemed to have sold the ordinary shares or warrants held at their fair market value as of the last day of the last year during which we were a PFIC.  U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to our ordinary shares in the event that we qualify as a PFIC as well as the benefit of making an actual or protective deemed sale election if we cease to be a PFIC. For those U.S. Holders who determine that we were a PFIC in any of our taxable years and notify us in writing of their request for the information required in order to effectuate the QEF election described above, we will promptly make such information available to them.

The U.S. federal income tax rules relating to PFICs are complex. U.S. Holders are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of ordinary shares, any elections available with respect to such shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of ordinary shares.

Certain Reporting Requirements. Certain U.S. Holders are required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and certain U.S. Holders may be required to file IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. Each U.S. Holder should consult its own tax advisor regarding these requirements.

Furthermore, certain U.S. Holders owning “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, which may include our ordinary shares, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The IRS has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement). U.S. Holders are urged to consult their tax advisors regarding the application of these requirements to their ownership of our ordinary shares.

If we are a PFIC, U.S. Holders may be required to file annual tax returns (including on Form 8621) containing such information as the U.S. Treasury requires.

Medicare Tax. In addition, certain U.S. persons, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our ordinary shares and the interaction of these rules with the PFIC rules described above.

Backup Withholding Tax and Information Reporting Requirements. Generally, information reporting requirements will apply to distributions on our ordinary shares or proceeds on the disposition of our ordinary shares paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations. Furthermore, backup withholding may apply to such amounts if the U.S. Holder fails to (i) provide a correct taxpayer identification number, (ii) report interest and dividends required to be shown on its U.S. federal income tax return, or (iii) make other appropriate certifications in the required manner. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding from a payment may be credited against a U.S. Holder’s U.S. federal income tax liability and such U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

U.S. Holders should consult their own tax advisors concerning the tax consequences relating to the purchase, ownership and disposition of our ordinary shares.

Israeli Taxation

The following is a summary of the principal tax laws applicable to companies in Israel, including special reference to their effect on us, and Israeli government programs benefiting us. This section also contains a discussion of the material Israeli tax consequences to you if you acquire ordinary shares of our company. This summary does not discuss all the aspects of Israeli tax law that may be relevant to you in light of your personal investment circumstances or if you are subject to special treatment under Israeli law. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in this discussion will be accepted by the tax authorities. The discussion should not be understood as legal or professional tax advice and is not exhaustive of all possible tax considerations.

In general upon the sale of ordinary shares a taxable event will occur.

General Corporate Tax Structure

Israeli companies are generally subject to corporate tax at the rate of 26.5%.

Capital Gains Tax on Sales of Our Ordinary Shares

Corporations are subject to corporate tax with respect to total income, including capital gains, at a rate of 26.5%.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of ordinary shares in an Israeli corporation publicly traded on the Tel Aviv Stock Exchange and/or on a foreign stock exchange, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to Israeli withholding tax.

Pursuant to the Convention Between the Government of the United States of America and the government of Israel with Respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), the sale, exchange or disposition of ordinary shares by a person who (i) holds our ordinary shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty and (iii) is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty (a “Treaty U.S. Resident”), generally, will not be subject to the Israeli capital gains tax. Such exemption will not apply if (i) such Treaty U.S. Resident holds, directly or indirectly, ordinary shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions, or (ii) the capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel. In such case, the sale, exchange or disposition of ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

Taxation of Non-Resident Holders of Shares

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. Such sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends other than bonus shares, or stock dividends, to Israeli and non-Israeli resident individuals and non-Israeli resident corporations we would be required to withhold income tax at the rate of 25% (or 30% if such non-Israeli resident individual is a “substantial shareholder” at the time receiving the dividend or on any date in the 12 months preceding such date), unless a different rate is provided in an applicable tax treaty. Under the U.S.-Israel Tax Treaty, the maximum tax on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident is 25%. Furthermore, dividends not generated by an Approved Enterprise (or Benefited Enterprise or Preferred Enterprise) paid to a U.S. corporation holding at least 10% of our issued voting power during the part of the tax year which precedes the date of payment of the dividend and during the whole of its prior tax year, are generally taxed at a rate of 12.5%.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our ordinary shares immediately after this offering.  Our net tangible book value of our ordinary shares as of March 31, 2015 was approximately $(1.15) million, or approximately $(0.04) per ordinary share based upon 31,424,294 ordinary shares outstanding.  Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of our ordinary shares outstanding as of March 31, 2015.  After giving effect to the sale by us of        ordinary shares we are offering, our as-adjusted net tangible book value would have been approximately $        million, or approximately $        per ordinary share.  This represents an immediate increase in net tangible book value of $        per share to our existing shareholders and an immediate dilution in net tangible book value of $        per share to new investors. The following table illustrates this calculation on a per share basis:

Offering price per share			$
Net tangible book value per share as of March 31, 2015		$(0.04)
Increase in net tangible book value per share attributable to the offering	$
As-adjusted net tangible book value per share after giving effect to the offering			$
Dilution in net tangible book value per share to new investors			$

Except as otherwise indicated, all information in this prospectus supplement is based on 32,687,288 ordinary shares issued and 31,424,294 ordinary shares outstanding as of March 31, 2015 and excludes, as of March 31, 2015, the following:

•	5,784,353 ordinary shares issuable upon the exercise of outstanding stock options, having a weighted average exercise price of $2.94 per share;

•	1,191,435 shares available for future issuance under our compensation plans; and

•	1,670,128 ordinary shares issuable upon the exercise of outstanding warrants with a weighted- average exercise price of $3.08 per share.

UNDERWRITING

       The underwriter for the offering named below has agreed to purchase, subject to the terms of an underwriting agreement dated the date of this prospectus supplement, the number of ordinary shares listed opposite its name below. The underwriting agreement provides that the obligations of the underwriter are subject to certain customary conditions precedent, representations and warranties contained therein. Pursuant to the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC

The underwriter proposes to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold at the public offering price, the underwriter may change the offering price and other selling terms and we will file a supplement to this prospectus to reflect such modified terms. The public offering price for the ordinary shares was determined by negotiations between us and the underwriter and based on market conditions.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriter an option to purchase up to        additional ordinary shares at the public offering price, less the underwriting discount. The option is exercisable for 30 days after closing of the offering. The underwriter may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of ordinary shares offered hereby.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

Total
	Per Share		Without Overallotment		With Overallotment
Public offering price	$	____	$	____	$	____
Underwriting discount	$	____	$	____	$	____
Proceeds, before expenses, to us	$	____	$	____	$	____

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately $406,000. This estimate includes up to $70,000 of out-of-pocket fees and expenses of the underwriter.

We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

       We and substantially all of our directors and executive officers holding ordinary shares or ordinary share equivalents, and each  holder of ordinary shares holding, on a fully-diluted basis, more than 10% of our issued and outstanding ordinary shares, have entered into lock-up agreements that prevent them from selling any shares of our ordinary shares or any securities convertible into or exercisable or exchangeable into ordinary shares, subject to certain exceptions, for a period of 90 days after the date of this prospectus supplement. The underwriter, in its sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the ordinary shares and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release and the number of ordinary shares or other securities for which the release is being requested. The 90-day lock-up period is subject to extension such that, in the event that either (i) during the last 17 days of the “lock-up” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be automatically extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless the underwriter waives, in writing, such an extension.

From time to time in the ordinary course of business, the underwriter and certain of the underwriter’s affiliates have engaged, and may in the future engage, in investment banking transactions with us or our affiliates; however, we have no current arrangements to do so.

In connection with this offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•
Stabilizing transactions permit bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the ordinary shares while the offering is in progress.

•
Overallotment transactions involve sales by the underwriter of ordinary shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriter may close out any short position by exercising its overallotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriter sells more shares than could be covered by exercise of the overallotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our ordinary shares. These transactions may be effected on NASDAQ, the TASE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the website maintained by the underwriter and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

INCORPORATION OF CERTAIN INFORMATION
BY REFERENCE

       The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated into this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below:

•	our Reports on Form 6-K filed on August 6, 2015 and May 15, 2015;

•	our Reports on Form 6-K furnished on May 26, 2015 and February 24, 2015;

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed on April 30, 2015; and

•	the description of our ordinary shares contained in our Form 8-A filed on June 25, 1999, including any reports filed for the purpose of updating such description.

We will provide each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement upon written or oral request at no cost to the requester. Requests should be directed to: CYREN Ltd., 7925 Jones Branch Drive, McLean, Virginia 22102, Attn:  Investor Relations, Telephone Number (703) 760-3320.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 (File No. 333-196957), of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, to register the ordinary shares offered by this prospectus supplement. However, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information electronically with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at http://www.cyren.com/.

LEGAL MATTERS

Certain legal matters with respect to U.S. law will be passed upon for us by DLA Piper LLP (US), Short Hills, New Jersey and certain legal matters with respect to Israeli law will be passed upon for us by Yigal Arnon & Co., Tel Aviv, Israel.  Certain legal matters will be passed upon for Craig-Hallum by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company for the year ended December 31, 2014 incorporated in this prospectus supplement by reference have been audited by the accounting firm of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global), an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIBERTIES

We are organized under the laws of the State of Israel, and many of our directors and executive officers, as well as the Israeli experts named herein are not residents of the United States, and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor “You may have difficulties enforcing a U.S. judgment against us and our executive officers and directors or asserting U.S. securities laws claims in Israel” under the heading “Risk Factors” herein.

CYREN Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

$50,000,000

PROSPECTUS

CYREN Ltd.

Debt Securities
Ordinary Shares
Warrants

We may offer and sell securities from time to time in one or more offerings of up to $50,000,000 in aggregate offering price. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus.  The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our ordinary shares are listed on The NASDAQ Capital Market under the symbol CYRN. Our ordinary shares are also listed on the Tel Aviv Stock Exchange unde

r the symbol CYRN. As of June 18, 2014, the aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $68,437,146, based on 26,577,579 ordinary shares outstanding, of which 21,122,576 were held by non-affiliates and a per share closing price of $3.24. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities pursuant to the registration statement of which this prospectus forms a part with a value of more than one-third of the aggregate market value of our ordinary shares held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75,000,000. In the event that subsequent to the effective date of the registration statement of which this prospectus forms a part, the aggregate market value of our outstanding ordinary shares held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this registration statement. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.  We will state on the cover of each prospectus supplement the amount of our outstanding ordinary shares held by non-affiliates, the amount of securities being offered and the amount of securities sold during the prior 12 calendar month period that ends on, and includes, the date of the prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 3, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $50,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 1 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us” and “CYREN” refer, collectively, to CYREN Ltd., an Israeli registered public company formerly known as Commtouch Software Ltd., and its consolidated subsidiaries.

We have filed trademark applications for “CYREN”.  We are also actively maintaining our registered trademark for “Commtouch”, which is registered in the U.S., Canada, Israel, European Union and China.  This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may read our SEC filings, including the registration statement of which this prospectus forms a part, on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access our SEC filings at our website http://www.cyren.com. The information on our website is not intended to be a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated into this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-26495):

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed on April 30, 2014;

•	Report on Form 6-K furnished on May 15, 2014; and

•	The description of our ordinary shares contained in our Form 8-A filed on June 25, 1999, including any reports filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F filed by us prior to the termination of the offering and all subsequent reports on Form 6-K furnished by us that are identified by us as being incorporated by reference prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

7925 Jones Branch Drive
McLean, Virginia 22102
Attn:  Investor Relations
Telephone Number (703) 760-3320

RISK FACTORS

Investing in our securities is very risky. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information - D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management. In addition, statements in the future tense, and statements including words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause our actual results, performance, levels of activity, achievements or industry results, to be materially different from those expressed or implied by such forward-looking statements as a result of numerous factors, including business conditions and growth or deterioration in the Internet market, commerce and the general economy, both domestic as well as international; fewer than expected new-partner relationships; competitive factors including pricing pressures, technological developments and products offered by competitors; the availability of resources from suppliers and other third parties; the ability of our original equipment manufacturer (“OEM”) partners to successfully penetrate markets with products integrated with CYREN technology; a slower-than-expected acceptance rate for our newer product offerings; availability of qualified staff; and technological difficulties and resource constraints encountered in developing new products, as well as those risks detailed in the section of any accompanying prospectus supplement entitled “Risk Factors,” and  those risks described in the documents we file from time to time with the SEC that are incorporated by reference in this prospectus, specifically our most recent Annual Report on Form 20-F and our Current Report on Form 6-K. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in one or more prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $50,000,000. The actual price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer.  Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities pursuant to the registration statement of which this prospectus forms a part with a value of more than one-third of the aggregate market value of our ordinary shares held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75,000,000. In the event that subsequent to the effective date of the registration statement of which this prospectus forms a part, the aggregate market value of our outstanding ordinary shares held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this registration statement. We will state on the cover of each prospectus supplement the amount of our outstanding ordinary shares held by non-affiliates, the amount of securities being offered and the amount of securities sold during the prior 12 calendar month period that ends on, and includes, the date of the prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness determined in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, as of March 31, 2014. The information in this table should be read in conjunction with our audited U.S. GAAP financial statements as of and for the year ended December 31, 2013 and the notes thereto, included in our annual report on Form 20-F for the year ended December 31, 2013, and our unaudited financial statements for the three-month period ended March 31, 2014, included in our report on Form 6-K furnished on May 15, 2014.

As of March 31, 2014
(in thousands)
Bank credit line:	$4,297
Earnout liabilities:	$4,385
Total debt	$8,682
Shareholders’ equity:	$26,797
Total debt and equity:	$35,479

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the State of Israel, and many of our directors and executive officers, as well as the Israeli experts named herein are not residents of the United States, and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor “You may have difficulties enforcing a U.S. judgment against us and our executive officers and directors or asserting U.S. securities laws claims in Israel” under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference herein.

CYREN Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

CYREN LTD.

CYREN is a global leader in information security solutions for protecting web, email and mobile transactions. We are a pioneering security-as-a-service provider of integrated cloud-based security technology providing cost-effective, easily deployed solutions that mitigate external and internal threats, including modern cyber-threats, advanced malware attacks, information leaks, legal liability and productivity loss through global data detection, prevention and intelligence. CYREN delivers innovative security services and detection technologies, designed to protect end users from virus, phishing and malware attacks across all their devices, wherever end users are.

Organizations rely on the Internet and email to conduct business, and frequently send critical or confidential information outside their network perimeters as part of their established business processes. Accelerating use of rich web-based applications with real-time interaction, social web sites with user-generated content, and the rise of cloud services, are increasing the volume and value of information transmitted across the Internet. At the same time, the cost and number of security breaches involving data loss has increased, and regulatory compliance requirements have become more stringent. These trends support the need for unified, organization-wide web and email security solutions that include data loss prevention capabilities and address the dynamic nature of both web content and cyber-threats.

A fundamental shift in the sources of cyber crime, from hackers to organized crime and governments, combined with the emergence of international data trafficking and sophisticated advanced persistent threats (“APTs”), polymorphic threats, zero-day exploits, and user-transplant “drive-by” downloads, is driving an unprecedented wave of targeted, malicious attacks designed to steal valuable information. At the same time, the growth of business-to-business collaboration, as well as the consumerization of IT and the associated adoption of mobile devices and unmanaged Internet-based applications, has proliferated sensitive data and reduced the effectiveness of many existing security products. These factors have contributed to an increasing number of severe data breaches and expanding regulatory mandates, all of which have accelerated demand for effective data protection and security solutions.

CYREN is a leading provider of cloud-based security solutions that deliver powerful protection through global data intelligence. Regardless of the device or its location, CYREN’s easily deployed web, email, and antimalware products deliver uncompromising protection in both embedded and security-as-a-service deployments. Organizations rely on CYREN’s cloud-based threat detection and proactive security analytics to provide up-to-date spam classifications, URL categorization and malware detection services. The CYREN GlobalView™ cloud security platform leverages Recurrent Pattern Detection™ technologies to protect more than 550 million users in 190 countries.

Our internet security solutions include real-time inbound and outbound antispam protection for service providers, our Zero-Hour™ virus outbreak detection product, our GlobalView™ Mail Reputation perimeter defense solution, Command Antivirus, GlobalView URL Filtering SDK and, more recently and CYREN WebSecurity (CWS) (which includes cloud based URL filtering and antimalware protection).

We sell our products and services internationally in approximately 190 countries primarily through third party distribution channels comprised of distributors and value-added resellers with substantial support from our internal sales team and sales engineers. Generally, our software development kit products are provided to OEM and service provider customers, who in turn integrate the software into their product or service offerings for sale or provision of our services to their customers. We are paid service fees under a variety of fee structures, including fixed fee and fee sharing arrangements.

We were organized as a private company under the laws of the State of Israel on February 10, 1991 and our legal form is a company limited by shares. We became a public company on July 15, 1999 under the name Commtouch Software Ltd.  In January 2014, we changed our legal name to CYREN Ltd., and on February 19, 2014, we announced the completion of our name change.

Our principal executive offices are located at 1 Sapir Rd., 5th Floor, Beit Ampa, P.O. Box 4014, Herzliya, 46140 Israel, and our telephone number is 972–9–863–6888.  Our Amended and Restated Articles of Association are on file in Israel with the office of the Israeli Registrar of Companies and available for public inspection at that office.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	2013		2012	2011	2010	2009
Ratios of earnings to fixed charges	(3.6x	)	4.8x	23.8x	N/A	N/A

       N/A indicates the Company had no debt or associated fixed charges in that year. Earnings are calculated in accordance to US GAAP, as reported in the Company’s 20-F annual report for the year ended December 31, 2013. Fixed charges include interest on the Company’s bank loans and/or lines of credit, and financial expenses related to the accretion of discount of earnout liabilities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we file with the SEC. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean CYREN Ltd. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections of or defined terms in the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.” The debt securities will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries unless such subsidiaries expressly guarantee such debt securities.

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities of any series being offered, including the following terms:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture the terms on which they are subordinated;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•
the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund, purchase fund or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•
the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	any special tax implications of the debt securities; and

•	any other material terms of the debt securities.

When we refer to “principal” in this section with reference to the debt securities, we are also referring to “premium, if any.”

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue additional debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such additional debt securities or (2) the first payment of interest following the issue date of such additional debt securities). Such additional debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the following are events of default under the senior indenture for any series of senior debt securities:

•	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•
failure to pay principal on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

•
default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	certain events of bankruptcy or insolvency, whether or not voluntary; and

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.

If an event of default specified in the fourth bullet point above occurs and is continuing, the entire principal amount of and accrued interest on each series of senior debt securities then outstanding shall become immediately due and payable.

Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of and interest on such senior debt security in accordance with the terms of such debt security, or to bring suit for the enforcement of any such payment in accordance with the terms of such debt security, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.

Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture; or

•
all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

Defeasance. Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the indentures.

Legal Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “legal defeasance”) if certain conditions are met, including the following:

•
We deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•
There is a change in current U.S. federal income tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.

Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called “covenant defeasance”). In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

•
We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•
We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•
to evidence the succession of a corporation, limited liability company, partnership or trust to us, and the assumption by such successor of our covenants, agreements and obligations under the senior indenture or to otherwise comply with the covenant relating to mergers, consolidations and sales of assets;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•
to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•
to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of or interest on any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	waives an uncured default in the payment of principal of or interest on the senior debt securities (except in the case of a rescission of acceleration as described above);

•
changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•
modifies any of the provisions of these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•
reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or modifies or amends or waives certain provisions of or defaults under the senior indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors. The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

We may have normal banking relationships with the senior trustee in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such principal, premium or interest became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations that are capitalized on the books of that person in accordance with generally accepted accounting principles;

•
all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•
all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF ORDINARY SHARES

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our Memorandum of Association, our articles of association and applicable provisions of Israeli corporate law. You should read our Memorandum of Association and articles of association, which are filed as exhibits to  the registration statement of which this prospectus forms a part, for the provisions that are important to you.

We are registered under the Israel Companies Law as a public company with registration number 52-004418-1.  The objective stated in our Memorandum of Association is to engage in any lawful activity.

As of June 18, 2014, our authorized share capital consisted of 55,353,340 ordinary shares, NIS 0.15 par value.  As of June 18, 2014, there are 26,577,579 ordinary shares issued and outstanding.

Our ordinary shares are listed on The NASDAQ Capital Market under the symbol CYRN and on the Tel Aviv Stock Exchange under the symbol CYRN.

Description of Ordinary Shares

All issued and outstanding ordinary shares of CYREN Ltd. are duly authorized and validly issued, fully paid and non-assessable.

The ordinary shares do not have preemptive rights. The ordinary shares may generally be freely transferred under our Amended and Restated Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of the stock exchange on which the shares are traded. Our Memorandum of Association, Amended and Restated Articles of Association and the laws of the State of Israel do not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except, under certain circumstances, with respect to ownership by subjects of countries which are, or have been, in a state of war with Israel.

Dividend and Liquidation Rights

The ordinary shares are entitled to their full proportion of any cash or share dividend declared.

Subjects to the rights of the holders of shares with preferential or other special rights that may be authorized, the holders of ordinary shares are entitled to receive dividends in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective holdings of the shares in respect of which the dividend is being paid (without taking into account the premium paid up on the shares) out of assets legally available therefor and, in the event of our winding up, to share ratably in all assets remaining after payment of liabilities in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made, subject to applicable law. Declaration of a dividend requires approval by the Board of Directors.

Under current Israeli regulations, any dividends or other distributions paid in respect of ordinary shares purchased by non-residents of Israel with certain non-Israeli currencies (including U.S. dollars) will be freely repatriated in such non-Israeli currencies at the rate of exchange prevailing at the time of conversion, provided that Israel income tax has been paid on or withheld from such payments.

Modification of Class Rights

If at any time the share capital is divided into different classes of shares, then, unless the conditions of allotment of such class provide otherwise, the rights, additional rights, advantages, restrictions and conditions attached or not attached to any class, at any given time, may be modified, enhanced, added or abrogated by resolution at a meeting of the holders of the shares of such class.

Pursuant to Israel’s securities law, a company registering its shares for trade on the Tel Aviv Stock Exchange may not have more than one class of shares for a period of one year following registration, after which it is permitted to issue preferred shares, if the preference of those shares is limited to a preference in the distribution of dividends and these preferred shares have no voting rights.

Special Provisions in Amended and Restated Articles of Association Relating To Directors

The discussion regarding approval of director compensation and transactions with the Company under “Item 6. Directors, Senior Management and Employees - Approval of Certain Transactions; Obligations of Directors, Officers and Shareholders” in the Annual Report on Form 20-F for the fiscal year ended December 31, 2013 is incorporated herein by reference.

Voting, Shareholder Meetings and Resolutions

Holders of ordinary shares have one vote for each share held on all matters submitted to a vote of shareholders.

An annual general meeting must be held once every calendar year at such time (not more than 15 months after the last preceding annual general meeting) and at such place, either within or outside the State of Israel, as may be determined by the Board of Directors. The quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy and holding at least one-third of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum may be adjourned to the same day in the next week at the same time and place, or to such time and place as the Board of Directors may determine in a notice to shareholders. At such reconvened meeting any two shareholders entitled to vote and present in person or by proxy will constitute a quorum. Rule 5620(c) to NASDAQ Listing Rules requires that an issuer listed on NASDAQ should have a quorum requirement that in no case be less than 33 1/3% of the outstanding shares of the company’s common voting stock. However, as mentioned above, our articles of association, consistent with the Israel Companies Law, provides for a lower quorum requirement at an adjourned meeting.

Generally, shareholder resolutions will be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting thereon. For certain matters as described under the Israel Companies Law, there is a requirement that the majority include the affirmative vote of at least a majority of the votes cast by shareholders who are not controlling shareholders of the Company or interested parties in the matter to be voted upon (or their representatives) or, alternatively, the total shareholdings of the votes cast against the proposal (other than by the Company’s controlling shareholders or interested parties in the matter to be voted upon) must not present more than two percent of the voting rights in the Company.

Anti-Takeover Provisions Under Israeli Law

Under the Israel Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required. In addition, a merger can be completed only after 30 days have passed from the shareholders’ approval of each of the merging companies, all approvals have been submitted to the Israeli Registrar of Companies and at least fifty days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

The Israel Companies Law provides that in general, an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights in the company, unless there is already another 25% shareholder of the company.  Similarly, the Companies Law provides that in general, an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than 45% of the voting rights of the company, unless someone else already holds 45% of the voting power of the company.

Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to taxation before it would become taxable in the United States, even though the investment has not become liquid, although in the case of shares of a foreign corporation that are traded on a stock exchange, the tax may be postponed subject to certain conditions.

Transfer of Shares and Notices

Fully paid ordinary shares that are issued and not subject to any legal restrictions on transference may be transferred freely. Each shareholder of record is entitled to receive at least 21 days’ prior notice (and for certain matters, 35 days’ prior notice) before the date of a shareholder meeting and at least five days’ prior notice before the record date for the meeting.  For purposes of determining the shareholders entitled to notice of and to vote at such meeting, the Board of Directors may fix a record date not exceeding 40 days prior to the date of any shareholder meeting.

Changes in Our Capital

Changes in our capital are subject to the approval of the shareholders, generally by a majority of the votes of shareholders present by person or by proxy and voting at the shareholders meeting.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares or debt securities. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms;

•	any applicable material Israeli and U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	the number of ordinary shares purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of us, or any trustee, warrant agent, unit agent or other agent of ours, or any agent of any trustee, warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•
the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•
if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Yigal Arnon & Co. and/or Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of CYREN Ltd. appearing in CYREN Ltd's Annual Report (Form 20-F) for the year ended December 31, 2013 (including schedules appearing therein),  have been audited by Kost Forer Gabbay & Kasierer (a member of EY Global), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

Set forth below are estimates (except in the case of the SEC registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions.

SEC registration fee	$6,440
Printing and engraving*	4,000
Accounting services*	5,000
Legal fees of registrant’s counsel*	90,000
Transfer agent’s fees and expenses*	3,000
Miscellaneous*	3,000
Total	$111,440
___________
*Estimated

CYREN LTD.

$10,000,000

$        per share

Prospectus Supplement

Craig-Hallum Capital Group

The date of this prospectus supplement is August       , 2015